Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference of information from our reserve reports included in or made a part of PDC's Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 27, 2013, and our summary report attached as Exhibit 99.1 to the Form 10-K, each incorporated by reference in the Registration Statement of PDC on Form S-8, including any amendments thereto (collectively, the “Registration Statement”), and information derived from such reports in the Registration Statement and any related prospectuses. We also hereby consent to the reference to our firm as experts in the Registration Statement and any related prospectuses.

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.
TBPE Firm Registration No. F-1580
Denver, Colorado
June 26, 2013